PRICING SUPPLEMENT NO. 62 DATED                             Filed Pursuant to
APRIL 12, 2001 TO PROSPECTUS DATED                          Rule 424(b)(5)
NOVEMBER 9, 2000*, AS AMENDED BY PROSPECTUS                 File No. 333-47464
SUPPLEMENT DATED DECEMBER 15, 2000

                             CMS ENERGY CORPORATION

       General Term Notes (servicemark of J.W. Korth & Company), Series F
                   Due 9 Months to 25 Years from date of issue

     Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated November 9, 2000, as amended by the Additional Agent Prospectus Supplements dated December 15, 2000.

Aggregate Principal Amount:                $ 2,154,000.00
Original Issue Date (Settlement Date):     April 18, 2001
Stated Maturity Date:                      April 15, 2008
Issue Price to Public:                     100.00% of Principal Amount
Interest Rate:                             7.750% Per Annum
Interest Payment Dates:                    May 15 and Monthly Thereafter
                                           Commencing May15, 2001

Survivor's Option:                         [ X ] Yes        [  ] No
Optional Redemption:                       [ X ] Yes        [  ] No

Initial Redemption Date:                   April 15, 2003
Redemption Price:                          Initially 101% of Principal Amount
                                           and 100% after the first anniversary
                                           of the Initial Redemption Date.

                                           Principal Amount of Notes
        Agent                              Solicited by Each Agent

First of Michigan Corporation              $   105,000.00
Prudential Securities Incorporated         $    57,000.00
J.J.B. Hilliard, W.L. Lyons, Inc           $ 1,444,000.00
Raymond James & Associates, Inc            $   265,000.00
J.W. Korth & Company                       $   283,000.00
        Total                              $ 2,154,000.00

                                           Per Note Sold by
                                           Agents To Public       Total

Issue Price:                               $     1,000.00     $ 2,154,000.00
Agent's Discount or Commission:            $         7.00     $    15,078.00
Maximum Dealer's Discount or
  Selling Concession:                      $        21.00     $    45,234.00
Proceeds to the Company:                   $       972.00     $ 2,093,688.00

CUSIP Number:  12589SBQ4

     *Beginning Page 1 of the enclosed Prospectus and Prospectus Supplement for agents other than J. W. Korth & Company.